As filed with the Securities and Exchange Commission on October 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIROM HEALTHCARE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Japan	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2-3-1 Daiba, Minato-ku Tokyo 135-0091, Japan	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Fifth Series of Stock Acquisition Rights for Common Shares 2015

Seventh Series of Stock Acquisition Rights for Common Shares 2016

Eighth Series of Stock Acquisition Rights for Common Shares 2020

Ninth Series of Stock Acquisition Rights for Common Shares 2020

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Barbara A. Jones, Esq. Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, California 90067 Tel: (310) 586-7700 Fax: (310) 586-7800	Koji Ishikawa Greenberg Traurig Tokyo Law Offices Meiji Yasuda Seimei Building, 21F 2-1-1 Marunouchi, Chiyoda-ku Tokyo 100-0005, Japan Tel: +81(0)3-4510-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in each plan set forth on the cover page of this registration statement on Form S-8 (this “Registration Statement”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Under the rules of the U.S. Securities and Exchange Commission (the “Commission”), such documents are not required to be, and are not, filed with the Commission but constitute, together with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Medirom Healthcare Technologies Inc., at 2-3-1 Daiba, Minato-ku,Tokyo 135-0091, Japan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Medirom Healthcare Technologies Inc., a joint stock corporation with limited liability organized under the laws of Japan (the “Company”), hereby incorporates by reference the following information and documents previously filed with the Commission into this Registration Statement:

•	The Company’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on May 30, 2023;

•	The Company’s reports on Form 6-K filed with the Commission on January 19, 2023 (excluding Exhibit 99.1 thereof), March 16, 2023 (two filings) (excluding Exhibit 99.1 thereof), March 31, 2023 (excluding Exhibit 99.1 thereof), May 1, 2023 (excluding Exhibit 99.1 thereof), May 24, 2023 (excluding Exhibit 99.1 thereof), June 2, 2023 (excluding Exhibit 99.1 thereof), and June 5, 2023 (excluding Exhibit 99.1 thereof); and

•	The description of common shares, no par value, of the Company, contained in the Company’s Registration Statement on Form 8-A (File No. 001-39809) filed with the Commission on December 15, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 330 of the Companies Act of Japan (the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between the Company and its directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

1.	Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

2.	If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

3.	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

4.	If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

In accordance with Article 27 and Article 35 of the Company’s articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, the Company is authorized to enter into agreements with non-executive directors and corporate auditors, respectively, to limit his or her liability to the Company for loss or damage arising from the conduct specified under Article 423 of the Companies Act; provided that, the amount of such limited liability is either: (i) an amount set out in the agreement which shall be not less than one million (1,000,000) yen, or (ii) the amount stipulated in applicable laws and regulations, whichever is higher. Messrs. Akira Nojima and Tomoya Ogawa are considered independent, “non-executive” directors within the meaning of the Companies Act. Mr. Kouji Eguchi (Chief Executive Officer) and Mr. Fumitoshi Fujiwara (Chief Financial Officer) are considered “executive” directors within the meaning of the Companies Act.

In addition, the Company’s articles of incorporation include limitation of liability provisions, pursuant to which the Company can exempt, by resolution of its board of directors, its independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

The Company maintains, at its own expense, a directors’ and officers’ liability insurance policy for each of its directors and corporate auditors. The policy insures each of the Company’s directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.

The Company has not entered into any limitation of liability agreements with any of its directors or corporate auditors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference to
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1*	Articles of Incorporation of the Registrant (English translation)

4.2	Form of Deposit Agreement among the Registrant, the depositary, and holders of the American Depositary Receipts	F-1/A	333-250762	4.1	12/22/2020

4.3	Specimen American Depositary Receipt of the Registrant (included as Exhibit A in Exhibit 4.2)	F-1/A	333-250762	4.2	12/22/2020

4.4*	Form of Fifth Series Stock Option Allotment Agreement (including terms and conditions thereof) (English translation)

4.5*	Form of Seventh Series Stock Option Allotment Agreement (including terms and conditions thereof) (English translation)

4.6*	Form of Eighth Series Stock Option Allotment Agreement (including terms and conditions thereof) (English translation)

4.7*	Form of Ninth Series Stock Option Allotment Agreement (including terms and conditions thereof) (English translation)

5.1*	Opinion of Greenberg Traurig Tokyo Law Offices

23.1*	Consent of TAAD, LLP

23.2*	Consent of Greenberg Traurig Tokyo Law Offices (included within the opinion filed as Exhibit 5.1)

24.1*	Power of attorney for directors and officers of the Company (included on the signature page to this Registration Statement)

107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

A.        The undersigned Registrant (the “Registrant”) hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on the 2nd day of October, 2023.

MEDIROM HEALTHCARE TECHNOLOGIES INC.

By:	/s/ Kouji Eguchi
Name: Kouji Eguchi
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Messrs. Kouji Eguchi and Fumitoshi Fujiwara, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-8 and any and all amendments thereof (including post-effective amendments), and to file the same, with the exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Kouji Eguchi	Chief Executive Officer and Director	October 2, 2023
Kouji Eguchi	(Principal Executive Officer)

/s/ Fumitoshi Fujiwara	Chief Financial Officer and Director	October 2, 2023
Fumitoshi Fujiwara	(Principal Financial and Accounting Officer)

/s/ Akira Nojima	Independent Director	October 2, 2023
Akira Nojima
/s/ Tomoya Ogawa	Independent Director	October 2, 2023
Tomoya Ogawa

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Medirom Healthcare Technologies Inc. has signed this Registration Statement on Form S-8 on October 2, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.